Deloitte & Touche LLP 555 E. Wells Street, Suite 1400 Milwaukee, WI 53202-3824 USA Tel: +1 414 271 3000 www.deloitte.com

October 29, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read SUB-ITEM 77K of Jacob Fund Inc.’s N-SAR dated October 29, 2010, and we agree with the statements made therein except that we have no basis on which to agree or disagree with the statements made in the third paragraph.

Yours truly,

At the Corporation’s Board of Directors’ meeting on July 23, 2010, the full Board of Directors, based on the recommendations and approvals of the Corporation’s Audit Committee, approved the appointment of BBD, LLP (“BBD”) as the Corporation’s independent registered public accounting firm for the fiscal period ending August 31, 2010, replacing Deloitte & Touche, LLP.

Deloitte & Touche, LLP audited the Jacob Internet Fund’s financial statements for each of the four fiscal years ended August 31, 2009. Deloitte & Touche, LLP also audited the financial statements for the Jacob Wisdom Fund for the fiscal year ended May 31, 2010. These audits contained no adverse opinion or disclaimer of opinions.  Further, there were no disagreements between the Corporation and Deloitte & Touche, LLP on accounting principles or practices, financial statements disclosure or audit scope or procedures, which, if not resolved to the satisfaction of Deloitte & Touche, LLP, would have caused them to make reference to the disagreement in their reports. During the period from the issuance of the above referenced financial statements through the cessation of the relationship, there were no disagreements with Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

During the two most recent fiscal years and through July 23, 2010 for Jacob Internet Fund and the most recent fiscal year ended and through July 23, 2010 for Jacob Wisdom Fund, neither Jacob Asset Management of New York, LLC and the Corporation, nor anyone on their behalf had consulted BBD on items which concerned the application of accounting principles or practices as to a specified transaction, or the type of audit opinion that might be rendered on the Corporation’s financial statements, or any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.